TRADITIONAL GUARANTEED MINIMUM DEATH BENEFIT RIDER
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This rider forms a part of the Base Contract to which it is attached and is effective as of the Issue Date of the Base Contract. In the case of a conflict with any provision in the Base Contract, the provisions of this rider will control. This rider is irrevocable. You can only terminate this rider as indicated in the CONDITIONS FOR TERMINATION OF THIS TRADITIONAL GMDB section of this rider. Defined terms and contractual provisions are set forth in the Base Contract or are added or replaced in this rider.

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                                   DEFINITIONS
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DEFINITIONS:      Definitions specific to this rider that are not in the Base
                  Contract follow.

BASE CONTRACT     The contract to which this rider is attached.

GMDB VALUE        The total of all Purchase Payments made, reduced by any GMDB adjusted partial withdrawal.

TRADITIONAL       The death benefit that is provided by this rider.
GUARANTEED
MINIMUM DEATH
BENEFIT AMOUNT

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                            PROCEEDS PAYABLE ON DEATH
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TRADITIONAL        The Traditional Guaranteed Minimum Death Benefit
GUARANTEED DEATH   Amount is equal to the greater of (a) or (b),
BENEFIT AMOUNT     less any applicable Premium Tax.
CALCULATION
                   (a)  The Contract Value remaining in the
                        Accumulation Phase determined as of the
                        Business Day during which both due proof of death and an election of the death benefit payment option have been received at our Service Center.
                   (b)  The GMDB Value.

GMDB ADJUSTED      The GMDB adjusted partial withdrawal is equal
PARTIAL WITHDRAWAL to the amount of the partial withdrawal, including
CALCULATION        any applicable withdrawal charge, multiplied by the greater of one, or the ratio of (a) divided by (b), where:

                   (a)  is the GMDB Value on the day of, but
                        before, the partial withdrawal.
                   (b) is the Contract Value remaining in the Accumulation Phase on the day of, but before, the partial withdrawal.


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                               GENERAL PROVISIONS
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CONDITIONS FOR     This benefit will terminate upon the earliest of the
TERMINATION OF     following.
THIS TRADITIONAL
GMDB:
                       (a) The death of any Owner.
                       (b) The Business Day before the Income Date
                           if you take a Full Annuitization.
                       (c) The Business Day you take a full withdrawal of
                           Contract Value during the Accumulation Phase.
                       (d) Termination of the Base Contract.

TRADITIONAL GMDB   The charge for this  benefit is  included in the  Mortality
CHARGE:            and  Expense  Risk Charge  shown in the Contract Schedule.


In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                 [/s/ Suzanne J. Pepin]         [/s/ Mark Zesbaugh]
                  Suzanne J. Pepin                 Mark Zesbaugh
           Senior Vice President, Secretary,         President
                and Chief Legal Officer


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